Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We are the former independent registered accountant of BeesFree Inc. We have read the Company’s Current Report on Form 8-K dated December 20, 2011, and are in agreement with the contents in regard to our firm. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Weinberg & Baer LLC
Weinberg & Baer LLC
Baltimore, Maryland
December 20, 2011